EXHIBIT 99.1

SJW GROUP ANNOUNCES 2022 SECOND QUARTER FINANCIAL RESULTS, REAFFIRMS 2022 GUIDANCE, AND DECLARES DIVIDEND

•Quarterly 2022 diluted earnings of $0.38 per share
•Results impacted by regulatory changes and delay
•Reaffirms 2022 guidance range of $2.30 to $2.40 per diluted share
•Dividend of $0.36 per share declared

SAN JOSE, CA, July 27, 2022 – SJW Group (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2022. SJW Group’s net income was $11.6 million based on revenues of $149.0 million for the quarter ended June 30, 2022, compared to net income of $20.8 million with revenues of $152.2 million for the same period in 2021.

Diluted earnings per share were $0.38 and $0.69 for the quarters ended June 30, 2022 and 2021, respectively. Diluted earnings per share in 2022 includes $0.39 per share from recurring operations offset by one-time items totaling $0.01 per share. Diluted earnings per share in 2021 includes $0.60 per share from recurring operations and one-time items totaling $0.09 per share.

Revenues for the quarter were impacted as a result of a change in the approved Water Revenue Adjustment mechanism (“WRA”) in Connecticut to update the timing of consumption, resulting in a revenue shift of $3.8 million from the second quarter 2022 to the second half of the year. The total annual revenues authorized through the WRA, including the $3.8 million shortfall this quarter, will be fully recovered in fiscal year 2022.

Further, San Jose Water Company (“SJWC”) is expecting a decision in its 2021 California General Rate Case (“GRC”) in the fourth quarter of 2022. Under California Public Utilities Commission (“CPUC”) approved interim rates effective January 1, 2022, the company is allowed to fully recover revenues authorized in the final decision retroactive to January 1, 2022. Had terms of the settlement agreement reached with the Public Advocates Office been adopted, quarterly revenues would have increased between $6.0 million and $7.0 million.

Operating revenue was $149.0 million for the quarter ended June 30, 2022, compared to $152.2 million for the same period in 2021. The $3.2 million decrease in operating revenue was primarily attributable to a $6.6 million decrease in customer usage and a decrease of $4.6 million in the net recognition of the WRA mechanism in Connecticut, and was impacted by the $3.8 million revenue shift discussed earlier. These decreases were partially offset by $7.5 million in cumulative water rate increases and $400,000 in new customers.

Operating expenses for the quarter ended June 30, 2022, were $122.6 million, compared to $119.6 million for the same period in 2021.

•Operating expenses include water production expenses of $59.7 million in 2022 compared to $61.0 million in 2021, a decrease of $1.3 million. The decrease in water production expenses was primarily attributable to $6.9 million in lower customer usage and $1.8 million due to an increase in the availability of lower cost SJWC surface water supply, partially offset by $6.6 million in higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses and $800K in cost recovery balancing and memorandum accounts.
•Depreciation and amortization increased $1.7 million due to higher depreciable utility plant.
•General and administrative expenses was $1.9 million higher primarily due to increases in labor and group insurance costs.

Other expense and income for the quarter ended June 30, 2021 included the release of a $3.0 million holdback amount by the Guadalupe-Blanco River Authority related to the 2017 sale of all of SJW Group’s equity interest in Texas Water Alliance (“TWA”). No similar transaction occurred in 2022.

The effective consolidated income tax rates for the quarters ended June 30, 2022 and 2021 were approximately 17% and 14%, respectively. The higher effective tax rate for the quarter ended June 30, 2022 was primarily due to discrete tax expense items.

Year-to-Date

Year-to-date net income was $15.3 million, compared to $23.4 million in 2021. Diluted earnings per share were $0.50 in the first six months of 2022, compared to $0.79 per diluted share for the same period in 2021. Diluted earnings per share in 2022 includes $0.47 per share from recurring operations and one-time items totaling $0.03 per share. Diluted earnings per share in 2021 includes $0.70 per share from recurring operations and one-time items totaling $0.09 per share.

Year-to-date revenues were impacted as a result of the previously mentioned change in consumption timing under the WRA in Connecticut resulting in a revenue shift of $4.6 million from the first six months of 2022 to the second half of the year. The total annual revenues authorized through the WRA, including the $4.6 million year-to-date shortfall, will be fully recovered in fiscal year 2022.

In addition, had terms of the settlement agreement reached with the Public Advocates Office in California been adopted in SJWC’s GRC, the year-to-date revenues would have increased between $12.0 million and $13.0 million.

Operating revenue was $273.3 million for the year-to-date period ending June 30, 2022, compared to $267.0 million in the first six months of 2021. The $6.3 million increase was primarily attributable to $12.7 million in cumulative rate increases, $2.9 million in revenue from new customers and $755,000 in balancing and memorandum accounts, partially offset by $5.4 million in the net recognition of the WRA mechanism in Connecticut, which was also impacted by the $4.6 million revenue shift discussed earlier, and a $4.8 million decrease in customer usage.

Year-to-date operating expenses increased to $230.3 million from $221.3 million in 2021, an increase of $9.0 million.

•Operating expenses includes water production expenses of $106.0 million in 2022 compared to $104.6 million in 2021, an increase of $1.4 million. The increase in water production expenses was primarily attributable to $11.1 million in higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses and $1.2 million in cost recovery balancing and memorandum accounts, partially offset by a $7.2 million decrease in customer usage and a $3.7 million decrease due to an increase in surface water supply production.
•Depreciation and amortization increased $5.9 million due to higher depreciable utility plant and a true-up related to Cupertino assets to adjust the useful lives over the concession term.
•General and administrative expenses increased $5.2 million primarily due to increases in labor and group insurance costs and cost recovery balancing and memorandum accounts of $1.6 million.
•Taxes other than income taxes increased by $1.2 million due to an increase in utility plant.
•In 2022 the company recorded a $5.5 million gain on the sale of nonutility properties. No similar transaction occurred in 2021.

As noted in the quarter discussion, other expense and income for 2021 included the receipt of $3.0 million TWA holdback amount. No similar transaction occurred in 2022.

The effective consolidated income tax rates for the six-month periods ended June 30, 2022 and 2021, were approximately 18% and 9%, respectively. The higher effective tax rate was primarily due to discrete tax expense items.

Reaffirms 2022 Earnings Guidance

SJW Group reaffirms the company’s 2022 guidance as follows:

•Net income per diluted common share of $2.30 to $2.40; and
•Regulated infrastructure investments of approximately $223 million in 2022.

SJW Group guidance is based on settled or anticipated outcomes for rate cases and the SJWC Cost of Capital (“CoC”) proceeding in California currently in process along with average weather conditions in Connecticut, Texas and Maine and revenue protections in California with no impact from water production mix. Delays in SJWC’s GRC and CoC proceedings may affect quarterly and 2022 results depending on the timing and results of the final decisions.

Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Capital Investments

SJW Group’s year-to-date capital expenditures for 2022 was $101.6 million, or 46% of the $223 million annual capital budget. The budget is allocated across SJW Group’s utility operations as follows: California, $115.1 million, Connecticut, $61.4 million, Maine, $21.8 million and Texas, $24.5 million. The California allocation does not include capital expenditures related to the Advanced Metering Infrastructure (“AMI”) application approved on June 10, 2022. SJW Group plans to invest more than $1.3 billion in capital over the next 5 years, to build and maintain its water and wastewater operations, subject to regulatory approvals.

Regulatory Highlights

California

SJWC’s 2021 GRC application for new rates in 2022 through 2024 is still pending before the CPUC. The application seeks an increase of nearly $88 million in the revenue requirement over the three-year period, authorization for a $435 million capital budget, and requests to recover $18.5 million from balancing and memorandum accounts. SJWC received approval for interim rates effective on January 1, 2022, which, among other provisions, allows the company to apply the final decision retroactively to January 1, 2022.

SJWC and the Public Advocates Office filed an amended settlement agreement resolving all issues in the GRC proceeding on February 4, 2022, which is being considered by the CPUC for adoption. The settlement provides a revenue increase of approximately $54 million over the three-year period with an increase of approximately $25 million in 2022. The settlement also recognizes the need for continued investments in the water system to deliver safe and reliable water service, providing authorization of a three-year $350 million capital budget. Additionally, it further aligns authorized and actual consumption, particularly for business customers, addresses water supply mix variability, and provides greater revenue recovery in the fixed charge. The settlement also approves the recovery of $18.2 million from balancing and memorandum accounts. New rates are anticipated in the fourth quarter of 2022.

The CPUC approved SJWC’s AMI application on June 10, 2022. The decision authorizes SJWC to deploy AMI throughout its service area at an estimated cost of $100 million in capital spending outside of the capital investments included in the GRC settlement. AMI tracks water usage and provides near real-time water usage data that will enhance customer experience and supports SJWC’s commitment to preserving and protecting the environment. SJWC expects the majority of the capital expenditures to occur between 2024 and 2026. This is the first large-scale AMI project authorized by the CPUC for a California water utility.

The 2022-2024 CoC proceeding is also pending before the CPUC. The application requests increases in revenue and return on equity, an adjustment to the proposed capital structure, and a decrease in the cost of debt. The company anticipates a decision on the CoC proceeding in the third quarter of 2022.

Connecticut

The Connecticut Public Utilities Regulatory Authority approved Connecticut Water Company’s (“CWC”) Water Infrastructure and Conservation Adjustment (“WICA”) application on June 22, 2022. The decision authorizes the recovery of approximately $10 million in completed infrastructure replacement projects. The cumulative WICA charge as of July 1, 2022, is 3.26%, collecting $3.4 million on an annual basis.

Maine

New rates for Maine Water Company’s (“MWC”) Biddeford-Saco division went into effect on July 1, 2022. The Maine Public Utilities Commission (“MPUC”) authorized the rates, which are expected to increase revenues by $6.3 million annually as the second step in a three step plan to recover the costs of the new $60 million Saco River Drinking Water Resource Center, which went online in June 2022. Step 1 of the plan included an innovative rate-smoothing mechanism that is now benefiting customers by mitigating a portion of the rate increase. The third step associated with the new treatment facility is expected to be filed in the second half of 2022 following the completion of the new treatment plant that will address the new plant operating costs.

MWC’s rate applications for its Camden-Rockland, Freeport, Millinocket and Oakland divisions are pending before the MPUC. The four filings collectively request $532,000 in new revenue and seek to reset the Water Infrastructure Surcharge in all four divisions. A decision on these filings is expected in the third quarter of 2022.

Texas

On May 24, 2022, the Public Utilities Commission of Texas (“PUCT”) approved an increase in the water pass through charge, effective March 1, 2022, for SJWTX, Inc.’s Canyon Lake Water Service Company operation. The PUCT modified the water pass through charge formula, which resulted in a new usage rate that will increase annual revenue by approximately $410,000.

Environmental and Social Initiatives

MWC’s Saco River Drinking Water Treatment Resource Center received an Envision Silver Award from the Institute for Sustainable Infrastructure (“ISI”) - the first Silver Award presented by ISI in New England. Envision provides ISI’s consistent, consensus-based framework for assessing sustainability, resiliency and equity in civil infrastructure. More on the Envision Silver Award is included in the news release issued on July 13, 2022, at sjwgroup.com/press-releases.

CWC and SJWC combined have received more than $60,000 on behalf of about 100 customers through the federal-funded, state administered Low Income Household Water Assistance Program (“LIHWAP”) for persons behind on their water and sewer bills. The LIHWAP programs in Maine and Texas are still being developed. The availability of these programs, along with customer financial assistance programs funded by our local operations, including the Customer Assistance program in California, the Water Rate Assistance program and H2O customer assistance program in Connecticut, are shared with customers, social service agencies, and community leaders.

Dividend

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.36 per share. The dividend is payable on September 1, 2022, to shareholders of record at the close of business on August 8, 2022. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 78 consecutive years and the annual dividend amount has increased in each of the past 54 years.

Earnings Call Information

Eric W. Thornburg, president, chief executive officer and board chair, James P. Lynch, chief accounting officer, and Andrew F. Walters, chief financial officer, will review results for the quarter in a live webcast presentation at 7:00 a.m. PT, 10:00 a.m. ET on July 28, 2022.

Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until October 24, 2022.

About SJW Group

SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to about 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (“COVID-19”) pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) climate change and the effects thereof; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group Contacts

James P. Lynch, 408-279-7966
Chief Accounting Officer

Andrew F. Walters, 408-279-7818
Chief Financial Officer

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
REVENUE	$149,041	152,241	$273,343	267,026
OPERATING EXPENSE:
Production expenses:
Purchased water	26,352	27,668	45,569	43,313
Power	3,394	3,391	6,474	6,394
Groundwater extraction charges	18,360	20,138	32,288	35,683
Other production expenses	11,596	9,831	21,719	19,233
Total production expenses	59,702	61,028	106,050	104,623
Administrative and general	23,260	21,326	47,465	42,219
Maintenance	6,891	6,587	13,586	12,852
Property taxes and other non-income taxes	7,579	7,149	15,888	14,664
Depreciation and amortization	25,207	23,512	52,813	46,950
Gain on sale of nonutility properties	—	—	(5,450)	—
Total operating expense	122,639	119,602	230,352	221,308
OPERATING INCOME	26,402	32,639	42,991	45,718
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(14,241)	(13,681)	(27,970)	(27,120)
Pension non-service cost	941	339	1,890	665
Gain on sale of Texas Water Alliance	—	3,000	—	3,000
Other, net	824	1,784	1,819	3,538
Income before income taxes	13,926	24,081	18,730	25,801
Provision for income taxes	2,368	3,306	3,435	2,410
NET INCOME	11,558	20,775	15,295	23,391
Other comprehensive (loss) income, net	(248)	107	(429)	145
COMPREHENSIVE INCOME	$11,310	20,882	$14,866	23,536

EARNINGS PER SHARE:
Basic	$0.38	0.70	$0.51	0.80
Diluted	$0.38	0.69	$0.50	0.79
DIVIDENDS PER SHARE	$0.36	0.34	$0.72	0.68
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	30,245	29,799	30,234	29,334
Diluted	30,346	29,924	30,341	29,460

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
ASSETS
Utility plant:
Land	$39,900	39,004
Depreciable plant and equipment	3,468,240	3,381,908
Construction in progress	192,580	176,427
Intangible assets	36,220	36,276
Total utility plant	3,736,940	3,633,615
Less accumulated depreciation and amortization	1,183,159	1,136,116
Net utility plant	2,553,781	2,497,499

Real estate investments and nonutility properties	58,234	57,632
Less accumulated depreciation and amortization	16,553	15,951
Net real estate investments and nonutility properties	41,681	41,681

CURRENT ASSETS:
Cash and cash equivalents:
Cash	12,049	10,908
Restricted cash	602	1,211
Accounts receivable	62,894	60,742
Accrued unbilled utility revenue	47,824	44,026
Current regulatory assets, net	2,841	2,629
Prepaid expenses	8,106	9,667
Other current assets	4,476	4,902
Total current assets	138,792	134,085

OTHER ASSETS:
Regulatory assets, net	139,312	151,992
Investments	15,011	15,784
Goodwill	640,311	640,471
Other	12,159	10,883
	806,793	819,130
	$3,541,047	3,492,395

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 30,247,674 on June 30, 2022 and 30,181,348 on December 31, 2021	$30	30
Additional paid-in capital	608,666	606,392
Retained earnings	421,741	428,260
Accumulated other comprehensive loss	(592)	(163)
Total stockholders’ equity	1,029,845	1,034,519
Long-term debt, less current portion	1,455,709	1,492,935
Total capitalization	2,485,554	2,527,454

CURRENT LIABILITIES:
Lines of credit	141,336	62,996
Current portion of long-term debt	38,966	39,106
Accrued groundwater extraction charges, purchased water and power	24,798	17,200
Accounts payable	26,580	30,391
Accrued interest	14,615	14,174
Accrued payroll	9,814	11,583
Income tax payable	1,087	—
Other current liabilities	20,633	27,821
Total current liabilities	277,829	203,271

DEFERRED INCOME TAXES	203,561	200,451
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION	457,994	447,172
POSTRETIREMENT BENEFIT PLANS	92,060	89,998
OTHER NONCURRENT LIABILITIES	24,049	24,049
COMMITMENTS AND CONTINGENCIES
	$3,541,047	3,492,395